Exhibit 11.1

RINKER GROUP LIMITED

CODE OF BUSINESS ETHICS AND STANDARDS OF CONDUCT

Introduction

Rinker’s Code of Business Ethics applies to all directors, officers and employees of Rinker.  In this Code, ‘Rinker’ or the ‘Company’ refers to Rinker Group Limited and its subsidiaries.  Each business location should post this Code along with easy to read contact information and toll-free numbers for asking questions and reporting violations.

Business is subject to increasing legal responsibilities.  You must keep yourself informed and follow these legal responsibilities.  In particular, it is important for you to understand Securities, Antitrust and Trade Practices, Taxation, Employment and Occupational Health & Safety and Environment laws and Rinker’s policies relating to them.  You and the Company must act within the laws as they are applied within each country.  If you do not understand your responsibilities and the Company’s obligations seek guidance from your manager.

Rinker has a reputation for honesty and integrity

We will maintain this reputation by thinking carefully about our behaviour and by taking only that action that will reflect well on us.

Acting with integrity

We will conduct business openly and honestly in strict compliance with applicable laws, rules, and regulations so that we are accurately perceived to be an ethical organisation of dedicated and competent individuals.

Acting responsibly with respect to our fellow employees, customers, communities, shareholders and suppliers

Rinker does not tolerate discrimination, harassment or demeaning behaviour against any individual or group.

No gift, favour, or entertainment may be accepted or provided if it is against the law, or if it will obligate the person who receives it.  Receiving or giving gifts of cash or cash equivalents is never allowed.

Employees dealing with customers, suppliers, and competitors must follow the applicable antitrust and trade practices laws.  If another employee or outside party suggests violation of these laws, it should be reported to your Legal Department.

We will compete for business aggressively and honestly.  Rinker employees will not misrepresent our products, services and prices, nor make false claims about competitors.

Vendors and suppliers must know that we will be fair.  Rinker’s decisions about what to buy will be based on factors such as quality, price, service and reliability.

Conflict of interest

Each of us must respect our duty to the Company.  We will not compete with the Company, and may never let business dealings on behalf of the Company be influenced – or even appear to be influenced – by personal or family interests.

An employee may not directly or indirectly conduct outside business that interferes or may appear to interfere with the proper performance of his or her job at Rinker.  Employees seeking to accept a political position or a position on the board of directors of another company must first seek and obtain permission through the Vice President of Human Resources.

No employee may hire or approve the hiring or compensation of family members without advance permission from the Vice President of Human Resources.

Integrity in financial reporting

Full, accurate, timely and understandable disclosures in Rinker’s reports to the Australian Stock Exchange, Australian Securities and Investments Commission, Securities and Exchange Commission, other regulators, and public communications is legally required and essential to the success of the business.  We will exercise the highest standard of care in preparing such reports.

The Company’s accounting records must be maintained in accordance with all applicable laws, must be properly supported and classified, and must not contain any false or misleading entries.

No information may be concealed from either the internal auditors or external auditors.  No director, officer or employee may take any action to influence, coerce, manipulate or mislead the Company’s public auditors for the purpose of rendering the financial statements misleading.

Respecting the value and confidentiality of information

Rinker’s confidential information may not be used or disclosed for personal benefit, to damage Rinker or in a manner that violates laws and regulations.  Employees trading in Company securities must follow Company policies on blackout periods and insider trading.  Rinker confidential information must only be used in the proper conduct of our jobs.  All confidential

Company information and trade secrets are the property of the Company and must not be used after you leave the Company (and, if possible, must be returned).

A drug-free, safe and healthful working environment

Rinker is committed to providing a safe and healthy work place for our employees and for visitors to our locations.  We will not improperly use medication or work under the influence of alcohol or drugs.  The workplace will be kept free of violence, weapons and threats of violence.

Employees are responsible for reporting hazardous conditions and work-related accidents and injuries.

Rinker is equally committed to preventing deterioration of the environment and minimising the impact of our operations on the land, air and water.

Safeguarding assets and resources

Proper use of Company and customer data, property, facilities, and equipment is your responsibility. We must use and maintain these assets with the utmost care and respect, guarding against unauthorised access, waste and abuse.

Managers are responsible for maintaining business controls designed to prevent, detect, and correct process problems.  Such must be in place to establish the foundation for the achievement of business objectives and compliance with laws, regulations and Company policies.

Employees must be cost-conscious and alert to opportunities for improving performance, while reducing costs.

The use of Company time, material, or facilities for purposes not directly related to Company business, or the removal or borrowing of Company property without permission, is prohibited.  Incidental personal use is permitted for computers, phones, faxes, copiers, internet access and the like.

When In Doubt, Ask Yourself:

1.                         Am I being fair and honest?

2.                         Is the action right?

3.                         Are my actions legal?  If in doubt, don’t do it.

4.                         Would you or Rinker be embarrassed if your action were disclosed publicly?

If you are still not sure what to do, ask... and keep asking until you are certain you are doing the right thing.

How the Code applies to you

Accountability

In the work environment, values and judgment must guide all of our decisions and behaviour.  Be cautious when you hear yourself or someone else say, “no one will ever know,” or “everybody does it.”  Think through the situation, seek guidance, and take the time necessary to reach the right result.  Each of us is accountable for our decisions and actions.

If you have questions, ask for guidance or direction from your manager or call the reporting line.

All officers and managers and many other Rinker employees are asked to complete a Code of Business Conduct questionnaire.  If asked, you must respond promptly.  This questionnaire verifies that you have read and agreed to the policy, and have disclosed any potential violations or conflicts of interest.

Failure to comply with Rinker policies or these standards of conduct can have severe consequences for both the employee and the Company. Rinker will impose appropriate discipline for violations.  Certain violations also violate the law and may subject Rinker or employees to legal liability.

Permissions and waivers

Any waiver of the code for Directors or executive officers requires the approval of the Audit Committee of the Board of Directors.

Except for Directors and executive officers, an employee may seek permission or waiver by communicating with Control Assurance/Internal Audit and obtaining the approval of the senior executive for your division, and if applicable, Human Resources.

Reporting Violations

Rinker calls on every employee to report any violation or apparent violation of the Code.  If appropriate, you are encouraged to work with your supervisor or higher level of management in making a report, which should then go to the Control Assurance Team.  You may also report a violation directly to the Control Assurance Team.

Rinker’s Board Audit Committee is responsible for maintaining and updating the Code of Business Ethics.  Acting for the Audit Committee, Control Assurance works together with other groups such as Security, Human Resources, Legal, and senior management to investigate matters and recommend corrective action.

Reports will be handled confidentially.  No employee will suffer indignity or retaliation because of a report he or she makes in good faith.  You may make an anonymous report.

Our Goal: An Ethical Work Environment